Exhibit (e)(6)

CDI Corp.

May 12, 2017

AE Industrial Partners, LLC

2500 N Military Trail, Suite 470

Boca Raton, FL 33431

Ladies and Gentlemen:

In connection with your consideration of a possible negotiated transaction (the “Transaction”) between AE Industrial Partners, LLC (“you” or “your”), your affiliate, Belcan LLC (“Belcan”), and CDI Corp. (“CDI”, and together with its subsidiaries, the “Company”), you have requested certain information regarding the Company. In consideration of your receipt of such information, you agree as follows:

1. Confidential Information. All information (written, oral, electronic or digital) which has been or is furnished to you or any of Your Representatives (defined below) by or on behalf of the Company (including, for the avoidance of doubt, by the Company’s financial advisor, Houlihan Lokey Capital, Inc. (“Houlihan Lokey”) or legal advisor, Dechert LLP (“Dechert”)), irrespective of form or medium of communication, at any time; the existence of this process, the fact that you have been contacted regarding a possible Transaction, or this Agreement; this Agreement; and all extracts, summaries, notes, analyses, compilations, forecasts, studies or other documents prepared by you or any of Your Representatives that contain or reflect such information, are referred to in this Agreement as the “Confidential Information.” As between you and the Company, all Confidential Information shall be and remain the exclusive property of the Company. This Agreement imposes no obligation on the Company to disclose any Confidential Information, and it does not grant you any intellectual property rights or license in, or to any portion of, the Confidential Information. The term Confidential Information does not include information (i) that is or becomes generally available to the public other than as a result of an act or omission by you or any of Your Representatives, or (ii) that you receive or have received on a non-confidential basis from a source other than the Company or any Company Representatives (defined below), provided that such source is not subject to a contractual, legal, fiduciary or other obligation of confidentiality with respect to such information.

2. Limitations on Access. You will disclose Confidential Information only to your directors, officers, employees and legal, financial and accounting advisers, and subject to Section 5 below, financing sources (collectively, “Your Representatives”) who need to know the Confidential Information for the purpose of evaluating the possible Transaction on your behalf and who have been informed by you of the confidential nature of the Confidential Information and instructed by you to comply with the terms of this Agreement as if they were parties hereto. You will be responsible for assuring compliance by Your Representatives with the terms hereof as though they were parties hereto. You will be responsible for any breach by Your Representatives of the terms of this Agreement as they apply to Your Representatives (it being understood that such responsibility shall be in addition to and not by way of limitation of any right or remedy the Company may have against Your Representatives with respect to any such breach). You and Your Representatives will keep the Confidential Information confidential and not disclose the Confidential Information to any person, except as expressly provided herein. Receipt of the Confidential Information shall not be imputed to Your Representatives’ affiliates solely by virtue of the fact that you or Your Representatives’ director, officer, employee, financier or advisor is also a director, officer, employee, financier or advisor of such affiliate (a “Shared Representative”), unless such Shared Representative (a) conveys, shares or communicates, in any manner, the Confidential Information to such affiliate, or (b) participates, directly or indirectly, on behalf of such affiliate in activities prohibited by this Agreement. Nothing in this Section 2 shall be construed to permit the sharing of Confidential Information by any such Shared Representative with any affiliate that is not Your Representative hereunder.

3. Limitations on Disclosure and Use. You and Your Representatives will keep the Confidential lnformation confidential and will use the Confidential lnformation solely for the purpose of evaluating the possible Transaction and not for any other purpose including without limitation any that could be detrimental in any way to the Company. In considering the possible Transaction and reviewing the Confidential Information, you are acting solely on your own behalf and not as part of a group with any third parties. You and Your Representatives agree to: (i) not authorize any third party to disclose the Confidential Information to any other person or entity without the prior written approval of the Company; (ii) use the same degree of care in protecting the Confidential lnformation as you use to protect your own confidential information, but in no event less than a reasonable degree of care; and (iii) promptly notify the Company in writing of any unauthorized use or disclosure of the Confidential Information, which notice shall describe the nature of the disclosure. Without CDI’s prior written consent you and Your Representatives will not disclose to any person (i) the fact that any inquiries, investigations, discussions or negotiations are taking place concerning the possible Transaction or that you have requested or received Confidential Information, or (ii) any of the tenns, conditions or other facts with respect to the possible Transaction, including the status thereof (which facts, terms and conditions or other facts shall constitute “Confidential Information” for purposes of this Agreement). Except with the prior written consent of CDI, you agree that (i) you will not, directly or indirectly, act as a joint bidder or co-bidder with any other person with respect to the possible Transaction, and (ii) neither you nor any of Your Representatives (acting on behalf of you or your affiliates) will enter into any discussions, negotiations, agreements, arrangements or understandings (whether written or oral) with any other person regarding the possible Transaction or any other strategic transaction involving the Company. Without limiting the foregoing, you hereby expressly confirm and agree that, to your knowledge, no public disclosure by you or your affiliates or Your Representatives with respect to any discussions or negotiations concerning the possible Transaction is now required by reason of securities laws or similar requirements related to general disclosure. The term “person” as used in this Agreement will be interpreted broadly to include, without limitation, any corporation, other organization or individual.

4. Required Disclosure. In the event that you or any of Your Representatives is requested or required, by law or regulation, or any governmental, regulatory or self-regulatory authority, to disclose any Confidential lnformation, you will give the Company prompt written notice to the extent legal, of such request or requirement so that the Company may seek an appropriate order or other remedy protecting the Confidential Information from disclosure, and you will cooperate with the Company to obtain such protective order or other remedy. In the event that a protective order or other remedy is not obtained or the Company waives its right to seek such an order or other remedy, you (or Your Representatives to whom such request is directed) may, without liability under this Agreement, furnish only that portion of the Confidential Information which, in the written opinion of your counsel, you (or such Representatives) are legally required to disclose, provided that you give the Company written notice of the information to be disclosed as far in advance of its disclosure as practicable and use your best efforts to obtain assurances that confidential treatment will be accorded to such information.

5. Financing Sources. Without limiting anything in this Agreement, “Your Representatives” will include your potential debt and potential Permitted Equity financing sources in connection with the possible Transaction; provided, however, that, prior to providing Confidential Information to any potential debt or equity financing source (in accordance with and subject to

Section 3 above), you will notify Houlihan Lokey of the identity of such debt or equity financing source (other than Existing Investors) and receive the prior written consent of the Company; provided, however, that you shall be deemed to have received the prior written consent of the Company to provide Confidential Information on the same terms as Belcan to any debt or equity financing sources to which Belcan may provide Confidential Information pursuant to a written addendum, signed by both the Company and Belcan, to that certain confidentiality agreement, dated February 27, 2017, between Belcan and the Company. For purposes of this Agreement “Existing Investors” shall mean persons and entities who have purchased from you common equity interests in you prior to the date hereof and continue to hold such common equity; and Permitted Equity financing sources shall mean Existing Investors who make additional investments in you (and not in another entity that exists or may be formed for purposes of effecting a possible Transaction) to provide you with financing necessary for you to effect the Transaction. Notwithstanding anything contained herein to the contrary, without the prior written consent of CDI, you will not, directly or indirectly, engage in discussions regarding equity financing of the possible Transaction with any person other than your Controlling Affiliate or Existing Investors, or enter into in any agreement, arrangement or understanding (or any discussions which might lead to an agreement, arrangement or understanding) with any person regarding participation in the possible Transaction as a principal, co-investor or source of equity financing (other than Existing Investors in connection with a potential equity investment in you). You hereby represent and warrant that neither you nor any of Your Representatives is party to any agreement, arrangement or understanding (whether written or oral) that would restrict the ability of any other person to provide financing (debt, equity or otherwise) to any other person for the possible Transaction or any similar transaction, and you hereby agree that neither you nor any of Your Representatives will directly or indirectly restrict the ability of any other person to provide any such financing. “Controlling Affiliate” shall mean a person owning more than 50% of your voting shares (or equivalent right of ownership).

6. No Representation, Warranty, Liability. Neither the Company nor any of its officers, directors, employees, affiliates, agents, advisors or representatives (collectively, “Company Representatives”) has made or is making, and you are not relying on, any representation or warranty, express or implied, regarding the accuracy or completeness of the Confidential Information, including without limitation any projections, estimates, budgets or information relating to the assets, liabilities, results of operations, condition (financial or otherwise), customers, suppliers or employees of the Company, and neither the Company nor any of the Company Representatives shall have any liability to you or Your Representatives or any other person relating to or resulting from the use of the Confidential Information. The only representations and warranties on which you may rely will be those, if any, expressly set forth in a definitive agreement between the Company and you with respect to the possible Transaction, and then only to the extent provided in such agreement.

7. Securities Laws. You are aware, and you will advise Your Representatives who are informed as to the matters which are the subject of this Agreement, that the United States securities laws prohibit any person who has received from an issuer any material, non-public information from purchasing or selling securities of such issuer or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.

8. No Agreement. Unless and until a definitive agreement between the Company and you with respect to the possible Transaction has been executed and delivered, neither the Company nor any of its stockholders or affiliates will be under any legal obligation to you of any kind whatsoever with respect to the possible Transaction. The Company may, in its sole discretion, reject any and all proposals made by you or on your behalf with regard to the possible Transaction and terminate discussions and negotiations with you at any time and for any or no reason.

9. Process. You acknowledge that (i) the Company shall conduct the process for the possible Transaction as they in their sole discretion shall determine (including, without limitation, negotiating with any prospective buyer and entering into definitive agreements without prior notice to you or any other person), (ii) any procedures relating to the possible Transaction may be changed at any time without notice to you or any other person, (iii) the Company shall have the right, in its sole discretion, to reject or accept any potential buyer, proposal or offer, (iv) neither you nor any of Your Representatives shall have any claims whatsoever against the Company or any of the Company’s Representatives arising out of or relating to such actions, and (v) neither you nor any of Your Representatives shall challenge the possible Transaction or any other strategic transaction on the ground that any such actions were wrongful, discriminatory, unfair or otherwise violated any duty owed you or any such Representative.

10. Return of Information. If you determine not to proceed with the possible Transaction, you will promptly notify the Company of such decision. In that case, or if at any time the Company so requests, you and Your Representatives will promptly return to the Company all copies of the Confidential Information, provided that you and Your Representatives may, in lieu thereof, promptly destroy and certify in writing to the Company the destruction of all copies of Confidential Information including summaries, notes, analyses, compilations, forecasts, studies or other documents prepared by you or such Representatives; provided that you may retain, in a secure location, one copy of such documents and records as is required to be retained pursuant to any applicable law, rule or regulation or your bona fide document retention policy to which you are subject. Notwithstanding the return or destruction of Confidential Information, you and Your Representatives will continue to be bound by your obligations of confidentiality and other obligations hereunder.

11. Enforcement. You agree that money damages would not be a sufficient remedy for any breach of this Agreement by you or Your Representatives and, in addition to all other remedies available under applicable law, the Company shall be entitled to specific performance and to injunctive or other equitable relief as a remedy for any such breach. You will not oppose the granting of such relief and will waive any requirement for the posting of any bond or other security in connection therewith. The prevailing party shall be entitled to recover all reasonable attorney’s fees and costs from the non-prevailing party in any action to enforce this Agreement upon the issuance of a final non-appealable judgement by a court of competent jurisdiction.

12. No Contact. All of your and Your Representatives’ (on your behalf) communications regarding the possible Transaction, including, without limitation, (i) requests for additional information, (ii) requests for facility tours or management meetings, and (iii) questions regarding procedure, must in each case be directed to Houlihan Lokey. You and Your Representatives (on your behalf) will not contact any stockholder, director, officer, employee or agent of the Company, or any customer, supplier or other person having a business relationship with the Company, regarding the Company, the Company’s assets, business, operations, personnel, prospects or finances, the Confidential Information or the possible Transaction, except with the prior written permission of CDI.

13. Non-solicitation. For a period of eighteen months from the date of your signing of this Agreement, neither you nor your affiliates will employ, directly or indirectly solicit for purposes of employment, divert, offer to hire or engage as a consultant, entice away or offer to enter into any contract with, or hire or engage as a consultant, any (i) senior management personnel of the Company or (ii) any other employee of the Company who became known to you in connection with your consideration of the Transaction, provided that any general public advertisement for employment not specifically directed at employees of the Company shall not be a breach of this Section 13.

14. Standstill. For a period of fifteen months from the date of your signing of this Agreement, neither you nor your affiliates who directly or indirectly receive or are provided access to Confidential Information will (or will assist, encourage or participate in efforts by others to), directly or indirectly, without having been specifically requested to do so in writing by the Company’s board of directors: (i) propose any merger, consolidation, tender offer, exchange offer, recapitalization, restructuring, liquidation, business combination, partnership, joint venture or other similar extraordinary transaction involving the Company, its successors, its or their securities, debt obligations or any substantial part of its or their assets, or acquire or agree to acquire any securities or debt obligations of the Company or any of its successors; (ii) seek or propose to influence or control through a proxy solicitation or otherwise, the board of directors, management or policies of the Company or any of its successors; (iii) form, join or in any way participate in a “group” (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) with respect to any voting securities of the Company or any of its successors; (iv) negotiate, have any discussions or enter into any arrangements, understandings or agreements (whether written or oral) with, or advise, finance, assist or encourage, any other persons in connection with any of the foregoing, or, make any investment in any other person that engages, or offers or proposes to engage, in any of the foregoing (it being understood that, without limiting the foregoing, you will not be permitted to act as a joint bidder or co-bidder with any other person with respect to the Company); or (v) make any public disclosure, or take any action, including requesting a waiver or modification of any provision of this paragraph, that could require the Company or any of its successors to make any public disclosure, with regard to any of the foregoing actions. You represent and warrant to the Company that you do not beneficially own (beneficial ownership being defined for purposes of this Agreement as under Section 13( d) of the Securities Exchange Act of 1934, as amended) any securities entitled to be voted generally in the election of directors of the Company, or any options or rights to acquire such securities.

15. Term. You shall be bound by the terms of this Agreement until expiration of eighteen months following the completion or termination of any discussion between you and the Company with respect to the possible Transaction.

16. Miscellaneous. This Agreement contains the entire agreement between the parties concerning the confidentiality of the Confidential Information. No amendment, modification or discharge of this Agreement, and no waiver hereunder, shall be valid or binding unless set forth in writing and signed by each party. No failure or delay by a party in exercising any right, power or privilege under this Agreement will operate as a waiver thereof, nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege under this Agreement. This Agreement may be executed in one or more counterparts, each of which will be deemed an original copy of this Agreement, and all of which, taken together, shall be deemed to constitute one and the same agreement. Execution copies may be exchanged by facsimile or other electronic means.

17. Governing Law: Jurisdiction. This Agreement and any dispute arising hereunder or in connection with the matters contemplated hereby, whether in contract, tort or otherwise, shall be governed in all respects by the internal laws of the State of New York, without giving effect to New York principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of the laws of another jurisdiction. In the event of any litigation arising hereunder or in connection with the matters contemplated hereby, each party agrees to submit to the exclusive jurisdiction of courts of the Commonwealth of Pennsylvania and of the United States located in Philadelphia County.

Please confirm your agreement with the foregoing by signing and returning to the undersigned the duplicate copy of this Agreement enclosed herewith.

Very truly yours, CDI CORP.

By	/s/ Barton J. Winokur
Name: Barton J. Winokur Title: Director and Transaction Committee Member

Confirmed and agreed to as

of the date first written above.

AE INDUSTRIAL PARTNERS, LLC

By	/s/ Kirk Konert
Name: Kirk Konert Title: Principal